Exhibit 16

[LETTERHEAD OF DEMETRIUS & COMPANY, L.L.C.]

February 27, 2007

Securities and Exchange Commission
Mail Stop 7561
100 F Street NE
Washington, DC 20549

Ladies and Gentlemen:

We have read the statements made by Kenilworth Systems Corporation which were provided to us on February 27, 2007, which we understand will be filed with Commission pursuant Item 4.01 in the Form 8-K/A. We agree with the statements under Item 4.01 concerning firm. We have no basis to agree or disagree with other statements made.

Yours truly,

/s/ Demetrius & Company, L.L.C.